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                                                                    Exhibit b(2)

                       Deutsche Asset Management VIT Funds

                              Amendment to By-Laws

                         (Effective as of July 27, 1999)

                         Underlined text has been added

Section 4. Proxies. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken. Proxies may be solicited in the name of one or more Trustees or one or more of the officers of the Trust. Only Shareholders of record on the record date shall be entitled to vote. Each whole share shall be entitled to one vote as to any matter on which it is entitled by the Declaration to vote, and each fractional Share shall be entitled to a proportionate fractional vote. When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. If the holder of any such share is a minor or a person of unsound mind, and subject to guardianship or the legal control of any other person as regards the charge or management of such Share, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.

        A Shareholder may authorize the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the Internet) obtained pursuant to procedures which are reasonably designed to verify that such instructions have been authorized by such Shareholder. The appointment of a proxy is valid for eleven months, unless a longer period is expressly provided in the appointment. No appointment is irrevocable unless the appointment is coupled with an interest in the Shares or in the Trust. Any copy, facsimile telecommunication or other reliable reproduction of a proxy may be substituted for or used in lieu of the original proxy for any and all purposes for which the original proxy could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original proxy or the portion thereof to be returned by the shareholder.